Exhibit 99.2

Colombier Acquisition Corp. Completes $150 Million Initial Public Offering

NEW YORK—June 11, 2021— Colombier Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 15,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $150,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on the New York Stock Exchange (the “NYSE”) under the ticker symbol “CLBR.U”. Each unit consists of one share of the Company’s Class A common stock and one-third of one warrant. Each whole warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NYSE under the symbols “CLBR” and “CLBR WS” respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. It may pursue an initial business combination target in any business or industry.

B. Riley Securities, Inc. acted as sole bookrunning manager. The offering was made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from B. Riley Securities, Inc. at 1300 17th Street N., Suite 1400, Attn: Syndicate Prospectus Department, Arlington, Virginia 22209, by telephone at (703) 312-9580 or by email at prospectuses@brileyfin.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Colombier Acquisition Corp.
Email: ir@colombierspac.com